EXHIBIT 99.1

Fifth Street Finance Corp. Receives Investment Grade Rating From Standard & Poor's

WHITE PLAINS, N.Y., April 4, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("Fifth Street") announced today that Standard & Poor's Ratings Services ("S&P") has assigned the company an investment grade rating of BBB-. S&P's outlook for this rating is stable. The S&P rating follows Fitch Ratings' assignment of a stable BBB- issuer rating in April 2011, giving Fifth Street investment grade ratings from two nationally recognized rating organizations.

"We are very pleased with the rating affirmation by Standard & Poor's, which is a reflection of Fifth Street's credit risk management, profitability and sound operational management," said Leonard Tannenbaum, Chief Executive Officer of Fifth Street. "These ratings further demonstrate our position in the private equity lending sector as a leading provider of low risk, high quality financing solutions and we look forward to a continuing partnership with our private equity sponsors to invest in attractive small and mid-sized businesses nationwide."

"As one of the few business development companies to have investment grade ratings from both S&P and Fitch, Fifth Street is well-positioned to provide competitive financing products to our clients and further enhance overall shareholder value," commented Alexander Frank, Chief Financial Officer of Fifth Street.

S&P's stable outlook for this rating reflects the following: low financial leverage, consistent earnings since Fifth Street's inception, a carefully managed dividend policy, consistent growth through the financial crisis and positive investment performance.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Alexander C. Frank, Chief Financial Officer
         Fifth Street Finance Corp.
         (914) 286-6855
         ir@fifthstreetfinance.com

         Media Contact:
         Brendan McManus
         CJP Communications
         (212) 279-3115 ext. 216
         CJP-FifthStreet@CJPCom.com